EXHIBIT 99.1
A. M. CASTLE & CO.	3400 North Wolf Road Franklin Park, Illinois 60131 (847) 455-7111 (847) 455-6930 (Fax)

For Further Information:

----------AT THE COMPANY----------	----------AT ASHTON PARTNERS----------
Scott F. Stephens	Analyst Contact:
Vice President - Finance & CFO	Katie Pyra
(847) 349-2577	(312) 553-6717
E-mail: sstephens@amcastle.com	E-mail: katie.pyra@fd.com

Traded: NYSE:CAS
Member: S&P SmallCap 600 Index

FOR IMMEDIATE RELEASE
FRIDAY, MAY 6, 2011

A. M. CASTLE & CO. REPORTS 2011 FIRST QUARTER RESULTS

FRANKLIN PARK, IL, MAY 6th – A. M. Castle & Co. (NYSE: CAS), a global distributor of specialty metal and plastic products, value-added services and supply chain solutions, today reported financial results for the first quarter ended March 31, 2011.

Consolidated net sales were $272.8 million for the three-months ended March 31, 2011, compared to $223.0 million in the first quarter of 2010. Net income for the quarter was $2.7 million, or $0.12 per diluted share, as compared to a net loss of $4.6 million, or $0.20 loss per diluted share, in the prior year quarter.

For the first quarter of 2011, sales in the Company’s Metals segment were $244.6 million or $44.9 and 22.5% higher than last year.  Metals segment tons sold per day for the first quarter of 2011 were up 17.7% from the first quarter of 2010 and 12.3% sequentially higher than the fourth quarter of 2010.

In the Plastics segment, first quarter 2011 sales of $28.2 million were $4.9 million or 21.0% higher than the prior year, reflecting improved demand across virtually all end-use markets.

“Sales volume was strong for the quarter, reflecting continued improvement in demand within several key end-use markets including oil and gas, mining and heavy equipment and general industrial markets.  Sales growth gained momentum throughout the quarter with March volume per day growing 8.9% from January, making March our strongest volume month on a per day basis since January of 2009.  Consolidated gross profit margins also increased sequentially each month, resulting in a gross profit margin of 26.2% for the first quarter of 2011," stated Michael Goldberg, President and CEO of A. M. Castle.

“Our continued focus on working capital initiatives resulted in a 20-day reduction in our days sales in inventory and nearly a 5-day reduction in our receivables days sales outstanding sequentially from the fourth quarter of 2010 to the first quarter of 2011,” Goldberg continued.

The Company’s debt-to-capital ratio was 18.0% as of March 31, 2011, compared to 18.1% at year-end 2010.  Total debt was $69.9 million at March 31, 2011, compared to $69.1 million at year-end 2010. Interest expense during the first quarter of 2011 was $1.0 million, or $0.3 million lower than the prior year period due to reduced borrowings of $13.4 million from the first quarter of 2010.  In addition, the Company’s cash and cash equivalent balances increased from $36.7 million at December 31, 2010 to $43.8 million at March 31, 2011.

“We expect underlying demand to continue to improve during the second quarter.  At this point in time, pricing for most of our products appears stable at recent levels.  Therefore, we expect further sequential sales growth and increased profitability during the second quarter and we are optimistic about our opportunities to expand our share of the market as the economic recovery progresses,” Goldberg concluded.

Webcast Information
Management will hold a conference call at 11:00 a.m. ET today to review the Company's results for the three month period ended March 31, 2011 and to discuss business conditions and outlook. The call can be accessed via the Internet live or as a replay. Those who would like to listen to the call may access the webcast through http://www.amcastle.com.

An archived version of the conference call webcast will be accessible for replay on the above website until the next earnings conference call. A replay of the conference call will also be available for seven days by calling 303-590-3030 (international) or 800-406-7325 and citing code 4435546.

About A. M. Castle & Co.
Founded in 1890, A. M. Castle & Co. is a global distributor of specialty metal and plastic products and supply chain services, principally serving the producer durable equipment, oil and gas, commercial aircraft, heavy equipment, industrial goods, construction equipment, retail, marine and automotive sectors of the global economy. Its customer base includes many Fortune 500 companies as well as thousands of medium and smaller-sized firms spread across a variety of industries. Within its metals business, it specializes in the distribution of alloy and stainless steels; nickel alloys; aluminum and carbon. Through its wholly-owned subsidiary, Total Plastics, Inc., the Company also distributes a broad range of value-added industrial plastics. Together, Castle and its affiliated companies operate out of approximately 60 locations throughout North America, Europe and Asia.  Its common stock is traded on the New York Stock Exchange under the ticker symbol "CAS".

Regulation G Disclosure
This release and the financial statements included in this release include non-GAAP financial measures. The non-GAAP financial information should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.  However, we believe that non-GAAP reporting, giving effect to the adjustments shown in the reconciliation contained in the attached financial statements, provides meaningful information and therefore we use it to supplement our GAAP guidance. Management often uses this information to assess and measure the performance of our operating segments. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the reconciliations and to provide an additional measure of performance.

The Company believes that the use and presentation of EBITDA, which is defined by the Company as income before provision for income taxes plus depreciation and amortization, and interest expense, less interest income, is widely used by the investment community for evaluation purposes and provides the investors, analysts and other interested parties with additional information in analyzing the Company’s operating results.

Cautionary Statement on Risks Associated with Forward Looking Statements
Information provided and statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements only speak as of the date of this release and the Company assumes no obligation to update the information included in this release. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “predict,” “plan,” or similar expressions. These statements are not guarantees of performance or results, and they involve risks, uncertainties, and assumptions.  Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements, including those risk factors identified in Item 1A “Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.   All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above.  Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)	For the Three Months Ended
Unaudited	March 31,
	2011	2010

Net sales	$272,788	$222,996

Costs and expenses:
Cost of materials (exclusive of depreciation and amortization)	201,428	169,043
Warehouse, processing and delivery expense	33,142	28,904
Sales, general, and administrative expense	31,121	26,942
Depreciation and amortization expense	4,999	5,150
Operating income (loss)	2,098	(7,043)
Interest expense, net	(986)	(1,293)

Income (loss) before income taxes and equity in earnings of joint venture	1,112	(8,336)

Income taxes	(1,268)	2,848

Loss before equity in earnings of joint venture	(156)	(5,488)

Equity in earnings of joint venture	2,859	866
Net income (loss)	$2,703	$(4,622)

Basic income (loss) per share	$0.12	$(0.20)
Diluted income (loss) per share	$0.12	$(0.20)

EBITDA *	$9,956	$(1,027)

*Earnings before interest, taxes, and depreciation and amortization

	For the Three Months Ended
	March 31,
	2011	2010
Reconciliation of EBITDA to net income:
Net income (loss)	$2,703	$(4,622)
Depreciation and amortization expense	4,999	5,150
Interest expense, net	986	1,293
Income taxes	1,268	(2,848)
EBITDA	$9,956	$(1,027)

CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except par value data)	As of
Unaudited	March 31,	December 31,
	2011	2010
ASSETS
Current assets
Cash and cash equivalents	$43,829	$36,716
Accounts receivable, less allowances of $3,675 and $3,848	158,269	128,365
Inventories, principally on last-in, first-out basis (replacement cost	143,670	130,917
higher by $125,472 and $122,340)
Prepaid expenses and other current assets	8,253	6,832
Income tax receivable	1,847	8,192
Total current assets	355,868	311,022
Investment in joint venture	30,330	27,879
Goodwill	50,130	50,110
Intangible assets	39,797	41,427
Prepaid pension cost	19,172	18,580
Other assets	3,736	3,619
Property, plant and equipment
Land	5,197	5,195
Building	52,412	52,277
Machinery and equipment	173,728	182,178
Property, plant and equipment, at cost	231,337	239,650
Less - accumulated depreciation	(155,699)	(162,935)
Property, plant and equipment, net	75,638	76,715
Total assets	$574,671	$529,352

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$116,457	$71,764
Accrued liabilities	25,333	31,320
Income taxes payable	4,232	2,357
Deferred income taxes	2,216	2,461
Current portion of long-term debt	7,993	8,012
Total current liabilities	156,231	115,914
Long-term debt, less current portion	61,860	61,127
Deferred income taxes	26,114	26,754
Other non-current liabilities	3,348	3,390
Pension and post retirement benefit obligations	8,820	8,708
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.01 par value - 10,000 shares authorized; no shares
issued and outstanding at March 31, 2011 and December 31, 2010	-	-
Common stock, $0.01 par value - 30,000 shares authorized;
23,149 shares issued and 22,980 outstanding at March 31, 2011 and 23,149 shares
issued and 22,986 outstanding at December 31, 2010	231	231
Additional paid-in capital	181,427	180,519
Retained earnings	153,450	150,747
Accumulated other comprehensive loss	(14,483)	(15,812)
Treasury stock, at cost - 169 shares at March 31, 2011 and 163 shares at
December 31, 2010	(2,327)	(2,226)
Total stockholders' equity	318,298	313,459
Total liabilities and stockholders' equity	$574,671	$529,352